Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2025, relating to the financial statements of Hydrofarm Holdings Group, Inc., appearing in the Annual Report on Form 10-K of Hydrofarm Holdings Group, Inc. for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

March 5, 2025